                                                                  Exhibit 99.1

[LOGO OF PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED]

FOR IMMEDIATE RELEASE

Contact:
-------
Jordan Darrow
PRIMUS Telecommunications
(212) 703-0116
jdarrow@primustel.com


   PRIMUS TELECOMMUNICATIONS PURCHASES $98 MILLION OF ITS DEBT SECURITIES AND
           AGREES TO EXCHANGE $130 MILLION OF ITS 5 3/4% CONVERTIBLE
                          DEBENTURES FOR COMMON STOCK


         McLEAN, VA -- January 17, 2001 -- PRIMUS Telecommunications Group, Incorporated (Nasdaq: PRTL), a global facilities-based Total Service Provider offering an integrated portfolio of data, Internet, e-commerce, applications hosting and voice services, announced today that it has purchased in the open market $61.9 million principal amount of its high yield debt for $20.3 million in cash, $36.4 million of its 5.75% Convertible Debentures (the "Debentures") due 2007 for $10.5 million in cash proceeds from the issuance of new equity, and has also agreed with two holders holding an aggregate of $129.6 million in principal amount of the Debentures to exchange at their request such Debentures for 8,308,258 newly issued shares of PRIMUS common stock in an exchange transaction exempt from applicable registration requirements.

         In commenting on the transactions, K. Paul Singh, Chairman and Chief Executive Officer of PRIMUS, stated: "Recent market conditions have put heavy downward pressure on the securities of many data and telecommunications companies, and PRIMUS has not been spared. We believe that our securities have been undervalued by the market. Consequently, by employing a limited amount of cash and accepting proposals by certain holders of our Debentures, we felt we had an opportunity to take advantage of the market down cycle to strengthen our balance sheet on terms attractive to PRIMUS."

         As a result of these transactions, PRIMUS has extinguished an aggregate of $227.9 million of principal amount of debt -- $61.9 million in principal amount of high yield debt securities and $166.0 million in principal amount of the Debentures -- plus $97.0 million in future interest payments (assuming the Debentures were held to maturity), in exchange for $30.8 million in cash (excluding accrued interest payments) and 8,308,258 shares of common stock. In particular, the following high yield debt securities were purchased: $48,080,000 principal amount of the 11.75% senior notes due 2004; and $13,800,000 principal amount of the 12.75% senior notes due 2009.

         Mr. Singh added: "We have previously provided guidance that we believe PRIMUS has adequate cash resources to fund our plan through mid-2002. These transactions have a neutral impact on that prior guidance because the cash paid for the securities is essentially offset by the reduced interest payments on the retired debt during the relevant period."

         The Company and/or its subsidiaries will continue to evaluate the most efficient use of the Company's capital, including investment in the Company's network and systems, lines of business, potential acquisitions, and, depending upon market conditions, purchasing, refinancing or otherwise retiring certain of the Company's outstanding debt and/or equity securities in the open market or by other means to the extent permitted by its existing covenant restrictions.


PRIMUS Telecommunications Group, Incorporated (Nasdaq: PRTL) is a global facilities-based Total Service Provider offering bundled data, Internet, digital subscriber line (DSL), e-commerce, web hosting, enhanced application, virtual private network (VPN), voice and other value-added services. The Company owns and operates an extensive global network of owned and leased transmission facilities, including over 300 IP points-of-presence (POPs) and Internet peering relationships throughout the world, ownership interests in over 23 undersea fiber optic cable systems, 23 international gateway and domestic switches, a satellite earth station and a variety of operating relationships that allow the Company to deliver traffic worldwide. PRIMUS has been expanding its e-commerce and Internet capabilities with the deployment of a global state-of-the-art broadband fiber optic ATM+IP network. Founded in 1994 and based in McLean, VA, the Company serves corporate, small- and medium-sized business, residential and data, ISP and telecommunication carrier customers primarily located in the North America, Europe and Asia-Pacific regions of the world. News and information are available at the Company's Web site at www.primustel.com.

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The statements in this release are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current expectations, are not strictly historical statements, and may differ materially from actual results. Forward looking statements include without limitation, those regarding management's plans, goals, expectations, guidance, objectives, strategy, and timing for future operations and products such as roll-out of our network or data centers, product plans and performance, predictions or expectations of future growth, management's assessment of market factors, the availability of financing and future financial performance. Among factors that could cause actual results to differ materially are changes in business conditions; changes in the telecommunications or Internet industry or the general economy or capital markets; DSL, Internet and telecom competition; changes in service offerings or business strategies; inability to lease space for data centers at commercially reasonable rates; difficulty in provisioning Voice over IP services; changes in the regulatory schemes and regulatory enforcement in the markets in which we operate; restrictions on our ability to follow certain strategies or complete certain transactions as a result of our capital structure or debt covenants; the possible inability to raise capital when needed, or at all; risks associated with PRIMUS's limited DSL, Internet and web-hosting experience and expertise, entry into developing markets, the possible inability to hire and/or retain qualified sales, technical and other personnel, particularly as we continue to attempt to grow our data-centric services, and managing rapid growth; and risks associated with international operations (including foreign currency translation risks); dependence on effective information systems; dependence on third parties to enable us to expand and manage our global network and operations; and dependence on the implementation and performance of PRIMUS's global ATM+IP communications network. These factors are discussed more fully in PRIMUS's public filings, including its most recent 10Q and 10K filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date these statements were made. PRIMUS disclaims any intention or obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

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